Exhibit 16.1

September 2, 2026

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington D.C. 20549-2000

Re: Park Ha Biological Technology Co., Ltd.

Dear Sirs/Madams:

We have read the statements being made by Park Ha Biological Technology Co., Ltd. (the “Company”) in its Form 6-K dated September 2, 2026. We agree with the statements contained in the paragraphs concerning our firm in such Form 6-K; we are not in a position to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants